                                   EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 2-94170, 33-37388, 33-52190, 33-19412, 33-52192, 33-72222,
33-61059, 33-64625) pertaining to the 1984 Stock Option Plan, the 1986 Stock Option Plan, the Plus Development 1987 Stock Option Plan of Quantum Corporation, the Employee Stock Purchase Plan and the 1993 Long-Term Incentive Plan of Quantum Corporation, of our report dated May 3, 1996, with respect to the consolidated financial statements and schedule of Quantum Corporation included in the Annual Report (Form 10-K) for the year ended March 31, 1996.


                                                             Ernst & Young LLP

Palo Alto, California
June 25, 1996